As filed with the Securities and Exchange Commission on February 26, 2020
Registration No. 333-233160

United States
Securities and Exchange Commission
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM F-4
REGISTRATION STATEMENT
Under
The Securities Act of 1933

Takeda Yakuhin Kogyo Kabushiki Kaisha
(Exact name of Registrant as specified in its charter)

Takeda Pharmaceutical Company Limited
(Translation of registrant’s name into English)

Japan (State or Other Jurisdiction of Incorporation or Organization)	2834 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)
Costa Saroukos
1-1, Nihonbashi-Honcho 2-Chome
Chuo-ku, Tokyo 103-8668, Japan
Tel: +81 3 3278-2306
Fax: +81 3 3278-2268
(Address and telephone number of Registrant’s principal executive offices)

Takeda Pharmaceuticals U.S.A., Inc.
1 Takeda Parkway, Deerfield, IL 60015 U.S.A.
1-224-554-6500
(Name, address and telephone number of agent for service)

Copies of communications to:
Keiji Hatano, Esq.,
Sullivan & Cromwell LLP,
Otemachi First Square, 5-1, Otemachi 1-Chome,
Chiyoda-ku, Tokyo 100-0004, Japan
+81-3-3213-6171
+81-3-3213-6470

Approximate date of commencement of proposed sale to the public: Not applicable.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13(e)-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

DEREGISTRATION OF THE 2020 EXCHANGE NOTES AND UNSOLD SECURITIES
This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by Takeda Pharmaceutical Company Limited (“Takeda”), relates to the Registration Statement No. 333-233160, which was originally filed with the U.S. Securities and Exchange Commission (the “SEC”) on Form F-4 on August 9, 2019 (the “Original Registration Statement”), amended by Amendment No. 1 thereto on November 12, 2019 (as amended, the “Registration Statement”) and declared effective on November 14, 2019.
On November 19, 2018, Takeda issued $1,000,000,000 aggregate principal amount of 3.800% Senior Notes due 2020 (the “Outstanding 2020 Notes”), $1,250,000,000 aggregate principal amount of 4.000% Senior Notes due 2021 (the “Outstanding 2021 Notes”), $1,500,000,000 aggregate principal amount of 4.400% Senior Notes due 2023 (the “Outstanding 2023 Notes”) and $1,750,000,000 aggregate principal amount of 5.000% Senior Notes due 2028 (the “Outstanding 2028 Notes”; collectively with the Outstanding 2020 Notes, the Outstanding 2021 Notes and the Outstanding 2023 Notes, the “Outstanding Notes”) in transactions exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).
The Original Registration Statement contained a prospectus relating to the exchange offer by which holders of Takeda’s Outstanding Notes could exchange their Outstanding Notes for the applicable series of Takeda’s newly issued 3.800% Senior Notes due 2020 (the “2020 Exchange Notes”), newly issued 4.000% Senior Notes due 2021 (the “2021 Exchange Notes”), newly issued 4.400% Senior Notes due 2023 (the “2023 Exchange Notes) and newly issued 5.000% Senior Notes due 2028 (the “2028 Exchange Notes”; collectively with the 2020 Exchange Notes, the 2021 Exchange Notes and the 2023 Exchange Notes, the “Exchange Notes”) (the “Exchange Offer”).
Prior to the effectiveness of the Registration Statement, all of the Outstanding 2020 Notes were subsequently redeemed in full on August 29, 2019, and the terms of the Exchange Offer were amended to exclude the Original 2020 Notes and the 2020 Exchange Notes offered in exchange therefor, such that no 2020 Exchange Notes were offered.
The Registration Statement was declared effective on November 14, 2019, and the Exchange Offer was commenced on the same date. On December 13, 2019, Takeda completed the Exchange Offer. $12,245,000 aggregate principal amount of the Outstanding 2021 Notes, $4,436,000 aggregate principal amount of the Outstanding 2023 Notes and $22,185,000 aggregate principal amount of the Outstanding 2028 Notes were not exchanged for the 2021 Exchange Notes, the 2023 Exchange Notes and the 2028 Exchange Notes, respectively.
By filing this Post-Effective Amendment, Takeda hereby removes from registration:

•	the entire $1,000,000,000 aggregate principal amount of the 2020 Exchange Notes;

•	$12,450,000 aggregate principal amount of the 2021 Exchange Notes;

•	$4,436,000 aggregate principal amount of the 2023 Exchange Notes;

•	$22,185,000 aggregate principal amount of the 2028 Exchange Notes;
all of which were registered but unsold under the Registration Statement as of the date hereof. This filing is made in accordance with an undertaking in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that were registered but which remain unsold at the termination of the offering.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tokyo, Japan, on February 26, 2020.

TAKEDA PHARMACEUTICAL COMPANY LIMITED

By:	/s/ Costa Saroukos
	Name:	Costa Saroukos
	Title:	Director and Chief Financial Officer

*	Pursuant to Rule 478 under the Securities Act of 1933, no other person is required to sign this Post-Effective Amendment.